 Exhibit 99.1

For Immediate Release

Contact:           Shareholder Relations
951-271-4232
shareholderinfo@vineyardbank.com

Vineyard National Bancorp Receives Letter from NYSE Amex LLC Regarding Previously Announced Delay in 10-K Filing

Corona, California (April 15, 2009) – Vineyard National Bancorp (NASDAQ:VNBC; NYSE Amex LLC:VXC.PR.D) (the “Company”) announced today that on April 9, 2009, the Company received a letter from NYSE Amex LLC (the “Exchange”) advising the Company that the Exchange intends to suspend trading in the Company’s 7.5% Series D Noncumulative Preferred Stock (“Preferred Stock”), apply to the Securities and Exchange Commission (“SEC”) to delist the Preferred Stock and truncate the procedures regarding continued listing evaluation and follow-up as specified in Section 1009 of the NYSE Amex LLC Company Guide.  The staff of the Exchange's Corporate Compliance Department determined that the Company is not in compliance with certain of its continued listing standards, resulting from the failure of the Company to timely file its Annual Report on Form 10-K for the year ended December 31, 2008, the low market capitalization of the Company's publicly traded securities and the Company's liquidity position as described in the Company's Form 12b-25 notification of late filing filed with the SEC on April 1, 2009.

About Vineyard National Bancorp

The Company is a $2.0 billion financial holding company headquartered in Corona, and the parent company of Vineyard Bank, N.A. (“Vineyard”).  Vineyard, also headquartered in Corona, operates through 16 full-service banking centers and one regional financial center in the counties of Los Angeles, Marin, Orange, Riverside, San Bernardino, San Diego, and Ventura, Calif. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "VNBC." For additional information on the Company visit www.vnbcstock.com or for additional information on Vineyard and to access internet banking, please visit www.vineyardbank.com.

Forward-Looking Statements

Certain matters discussed herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company's ability to control or predict. Important factors that may cause actual results to differ materially and could impact the Company and the statements contained herein can be found in the Company's filings with the SEC including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and other protections under the Federal securities laws. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.